SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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CV THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3172 Porter Drive

Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 22, 2003

TO THE STOCKHOLDERS OF CV THERAPEUTICS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CV Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 22, 2003, at 9:00 a.m. local time at 3172 Porter Drive, Palo Alto, California for the following purposes:

1.	To elect three (3) directors of the Company, each to serve until the 2006 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The Company’s Board of Directors has nominated the following persons for election as directors:

Louis G. Lange, M.D., Ph.D.                 R. Scott Greer                 Peter Barton Hutt

2.	To approve the amendment to the Company’s Employee Stock Purchase Plan to provide for a new formula to determine the amount of the annual increases in the aggregate number of shares of common stock authorized for issuance under such plan for five (5) years, as more fully described in the accompanying Proxy Statement.

3.	To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for its fiscal year ending December 31, 2003.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 1, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Alan C. Mendelson

Secretary

Palo Alto, California

April 15, 2003

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

CV THERAPEUTICS, INC.

3172 Porter Drive

Palo Alto, CA 94304

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 22, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of CV Therapeutics, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 22, 2003, at 9:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3172 Porter Drive, Palo Alto, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 15, 2003 to all stockholders entitled to vote at the Annual Meeting. A copy of the Company’s Annual Report for the fiscal year ended December 31, 2002 is enclosed with this proxy statement.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, MacKenzie Partners, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but MacKenzie Partners, Inc. will be paid its customary fee, estimated to be $5,000, if it renders solicitation services.

Voting Rights and Outstanding Shares

Only holders of record of the Company’s common stock at the close of business on April 1, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 1, 2003, the Company had outstanding and entitled to vote 28,276,807 shares of common stock. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Shares of common stock may not be voted cumulatively.

Unless otherwise instructed, shares represented by executed proxies in the form accompanying this proxy statement will be voted “FOR” the election of the nominees of the Board, “FOR” the amendment to the Employee Stock Purchase Plan to provide for a new formula to determine the amount of the annual increases in the aggregate number of shares of common stock authorized for issuance under such plan for five (5) years (as more fully described in Proposal 2 of this Proxy Statement) and “FOR” the ratification of the selection of Ernst & Young LLP as independent auditors of the Company, and at the proxy holder’s discretion, on such other matters, if any, that may come before the Annual Meeting. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. In the event that a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a “broker non-vote”), those shares will be counted towards a quorum, but will not be counted for any purpose in determining whether a matter has been approved. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Via the Internet or by Telephone

Stockholders may vote their shares on the Internet or by telephone. The laws of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

Submitting a proxy via the Internet or by telephone will not affect a stockholder’s right to vote in person should he or she decide to attend the Annual Meeting.

THE INTERNET AND TELEPHONE VOTING PROCEDURES BELOW ARE DESIGNED TO AUTHENTICATE STOCKHOLDERS’ IDENTITIES, TO ALLOW STOCKHOLDERS TO GIVE THEIR VOTING INSTRUCTIONS AND TO CONFIRM THAT STOCKHOLDERS’ INSTRUCTIONS HAVE BEEN RECORDED PROPERLY. STOCKHOLDERS VOTING VIA THE INTERNET SHOULD UNDERSTAND THAT THERE MAY BE COSTS ASSOCIATED WITH ELECTRONIC ACCESS, SUCH AS USAGE CHARGES FROM INTERNET ACCESS PROVIDERS AND TELEPHONE COMPANIES, THAT MUST BE BORNE BY THE STOCKHOLDER.

For Shares Registered in Your Name

Stockholders of record may go to http://www.eproxy.com/cvtx/ to vote on the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also vote by calling 1-800-240-6326 (toll-free) and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company’s proxy card. Beneficial owners whose stock is held in street name should review these instructions to determine whether they can vote their shares on the Internet or by telephone.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by (i) filing with the Secretary of the Company at the Company’s principal executive office, 3172 Porter Drive, Palo Alto, California 94304, a written notice of revocation or a duly executed proxy bearing a later date, (ii) casting a later vote via the Internet or by telephone or (iii) attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 annual meeting of stockholders is the close of business on December 16, 2003. Proposals of stockholders intended to be presented at the Company’s 2004 annual meeting of stockholders without inclusion of such proposals in the Company’s proxy statement and form of proxy relating to the meeting must be received by the Company no later than the close of business on April 1, 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation, as amended by Amendment No. 1 dated December 12, 2000, and Bylaws provide that the Board shall be divided into three (3) classes, with each class having a three (3)-year term. Except as otherwise provided by law, vacancies on the Board shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders, unless the Board determines by resolution that any such vacancies shall be filled by the stockholders. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board is presently composed of nine (9) members. There are three (3) directors in the class whose term of office expires in 2003. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2006 annual meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting

The names of the Board’s nominees for election as directors, and certain information about them as of February 28, 2003, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Louis G. Lange, M.D., Ph.D.	54	Chairman of the Board and Chief Executive Officer	1992

R. Scott Greer	44	Chairman of the Board of Directors of Abgenix, Inc.	2000

Peter Barton Hutt	68	Partner of the law firm of Covington & Burling	2000

Louis G. Lange, M.D., Ph.D., was a founder of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since August 1992. Dr. Lange has served as a trustee on the University of Rochester Board of Trustees since May 1997, a member of the governing body of the Emerging Company Section of the Biotechnology Industry Organization since February 1999, and is on the boards of directors of several private companies. From 1980 to 1992, Dr. Lange served on the faculty of Washington University School of Medicine, including as Chief of Cardiology at Jewish Hospital in St. Louis, Missouri from 1985 to 1992, and as a full Professor of Medicine from 1990 until 1992. Dr. Lange holds an M.D. from Harvard Medical School and a Ph.D. in biological chemistry from Harvard University.

R. Scott Greer has served as a director of the Company since September 2000. He has served as Chairman of the board of directors of Abgenix, Inc., a biopharmaceutical company, since May 2000. From June 1996 to April 2002, Mr. Greer also served as President and Chief Executive Officer and a director of Abgenix, Inc. From July 1994 to July 1996, Mr. Greer was Senior Vice President of Corporate Development at Cell Genesys, Inc., a biotechnology company. From April 1991 to July 1994, Mr. Greer was Vice President of Corporate Development, and from April 1991 to September 1993, was also Chief Financial Officer of Cell Genesys, Inc.

From 1986 to 1991, Mr. Greer held various positions including Director, Corporate Development, at Genetics Institute, Inc., a biotechnology company. Mr. Greer also sits on the boards of directors of Illumina, Inc. and several private companies. Mr. Greer received a B.A. degree in economics from Whitman College and an M.B.A. degree from Harvard University, and was a certified public accountant.

Peter Barton Hutt has served as a director of the Company since August 2000. Mr. Hutt is a partner in the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law and trade association law. From 1971 to 1975, he was Chief Counsel for the United States Food and Drug Administration. He is the coauthor of a casebook used to teach food and drug law and teaches a full course on this subject each year during winter term at Harvard Law School. He is a member of the Institute of Medicine of the National Academy of Sciences, and has served on the IOM Executive Committee. Mr. Hutt serves on a wide variety of academic and scientific advisory boards and on the boards of directors of several private companies. Mr. Hutt has served on the IOM Roundtable for the Development of Drugs and Vaccines Against AIDS, the Advisory Committee to the Director of the National Institutes of Health, the National Academy of Sciences Committee on Research Training in the Biomedical and Behavioral Sciences, the NIH Advisory Committee to Review the Guidelines for Recombinant DNA Research, the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President’s Cancer Panel of the National Cancer Institute at the request of former President Bush, and five (5) Office of Technology Assessment advisory panels. Mr. Hutt has twice been a councilor of the Society for Risk Analysis and is presently Legal Counsel to the Society as well as the American College of Toxicology. Mr. Hutt earned a B.A. degree from Yale University, an LL.B. from Harvard University and an L.L.M. from New York University.

The Board Recommends a Vote in Favor of Proposal 1.

Directors Continuing in Office Until the 2004 Annual Meeting

Name of Director	Age	Principal Occupation	Director Since
Thomas L. Gutshall	65	Chairman of the Board of Directors of Cepheid	1994

Kenneth B. Lee, Jr.	55	Former Partner and National Director of Life Sciences Practice, Ernst & Young LLP	2002

Costa G. Sevastopoulos, Ph.D.	60	Independent Consultant	1992

Thomas L. Gutshall has served as a director of the Company since December 1994. Mr. Gutshall has served as Chairman of the board of directors of Cepheid, a diagnostics company, since August 1996. From August 1996 to April 2002, Mr. Gutshall also served as Chief Executive Officer of Cepheid. From September 1996 to December 2002, Mr. Gutshall served as a consultant to the Company. From January 1995 to September 1996, he served as the Company’s President and Chief Operating Officer. From June 1989 until December 1994, Mr. Gutshall served as Executive Vice President at Syntex Corporation, a pharmaceutical and healthcare company. Mr. Gutshall earned a B.S. degree in chemical engineering from the University of Delaware and completed the Executive Marketing Management Program at Harvard Business School.

Kenneth B. Lee, Jr., has served as a director of the Company since January 2002. Mr. Lee served as President of A.M. Pappas & Associates, an international life sciences venture development company, from January 2002 to June 2002. From September 1972 to December 2001, Mr. Lee was a partner and employee at Ernst & Young LLP and Ernst & Young Capital Advisors, LLC. While at Ernst & Young LLP, Mr. Lee served as head of their Health Sciences Investment Banking group from 2000 to 2001, as a Transaction Advisor of their Center for Strategic Transactions from 1997 to 2000, and as Co-Chairman of their International Life Sciences Practice from 1995 to 1997. Mr. Lee formerly served on the Emerging Companies Section of the Board of the Biotechnology Industry Organization and on the Board of the California Healthcare Institute. Mr. Lee currently serves on the boards of directors of Pozen Inc., a pharmaceutical development company, and Abgenix, Inc., a biopharmaceutical company. Mr. Lee also serves on the Board of Visitors of Lenoir-Rhyne College, the Board of

the North Carolina Biotechnology Industry Organization and the Board of Visitors of the Lineberger Cancer Center of the University of North Carolina at Chapel Hill. Mr. Lee received a B.A. degree from Lenoir-Rhyne College and an M.B.A. degree from the University of North Carolina at Chapel Hill, and is a certified public accountant.

Costa G. Sevastopoulos, Ph.D., has served as a director of the Company since October 1992. Since May 1994, Dr. Sevastopoulos has been an independent consultant and a limited partner of Delphi Ventures I and II, both venture capital partnerships. From April 1988 to April 1994, he served as a general partner of Delphi BioVentures, a venture capital partnership, which he co-founded. Dr. Sevastopoulos earned a B.S. degree in physics from the University of Athens, Greece, an M.S. degree in electrical engineering from the California Institute of Technology, an M.B.A. degree from the European Institute of Business Administration in Fontainbleau, France, and a Ph.D. in molecular biology from the University of California at Berkeley.

Directors Continuing in Office Until the 2005 Annual Meeting

Name of Director	Age	Principal Occupation	Director Since
Santo J. Costa	57	Retired Vice Chairman, Quintiles Transnational Corp.	2001

John Groom	64	Director, Elan Corporation, plc	2001

Barbara J. McNeil, M.D., Ph.D.	62	Chairman of the Department of Health Care Policy, Harvard Medical School	1994

Santo J. Costa has served as a director of the Company since May 2001. Mr. Costa retired as Vice Chairman of Quintiles Transnational Corp. in May 2001. While at Quintiles, Mr. Costa also served as President and Chief Operating Officer from 1994 until 1999. Previously, Mr. Costa served as Senior Vice President, Administration and General Counsel of Glaxo Inc., where he sat on the company’s board of directors. Previously, Mr. Costa was U.S. Area Counsel for Merrell Dow Pharmaceuticals. Mr. Costa started his career as food and drug counsel for Norwich/Eaton Pharmaceuticals. Mr. Costa currently sits on the boards of directors of NPS Pharmaceuticals, Inc., Pilot Therapeutics, Inc., Ribapharm Inc. and several private companies, as well as the Food and Drug Law Institute Advisory Board. Mr. Costa received a B.S. degree in pharmacy and a J.D. from St. John’s University.

John Groom has served as a director of the Company since May 2001. From January 1997 until his retirement in 2001, Mr. Groom served as President and Chief Operating Officer of Elan Corporation, plc. Mr. Groom served as President and Chief Executive Officer and as a director of Athena Neurosciences, Inc. from 1987 until its acquisition by Elan in July 1996. From 1960 until 1985, Mr. Groom was employed by Smith Kline & French Laboratories, the pharmaceutical division of then SmithKline Beckman Corporation. While at Smith Kline & French Laboratories, Mr. Groom held a number of positions, including President of Smith Kline & French International, Vice President, Europe and Managing Director, United Kingdom. Mr. Groom also previously served as Chairman of the International Section of the Pharmaceutical Manufacturers Association. Mr. Groom is a Fellow of the Association of Certified Accountants (UK) and currently serves on the boards of directors of Elan Corporation, plc, Ligand Pharmaceuticals, Inc., Amarin Corporation and Ribozyme Pharmaceuticals, Inc.

Barbara J. McNeil, M.D., Ph.D., has served as a director of the Company since December 1994. Since 1990, Dr. McNeil has served as the Ridley Watts Professor of Health Care Policy at Harvard Medical School. In addition, since 1988, she has served as the Chair of the Department of Health Care Policy at Harvard Medical School. Since 1983, Dr. McNeil has been a Professor of Radiology at both Harvard Medical School and Brigham and Women’s Hospital in Boston. Dr. McNeil holds an M.D. from Harvard Medical School and a Ph.D. in biological chemistry from Harvard University.

Board Committees and Meetings

During the fiscal year ended December 31, 2002, the Board held six (6) meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

The Audit Committee meets with the Company’s independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, and receives and considers the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the fiscal year ended December 31, 2002, the Audit Committee was composed of four (4) non-employee directors, Messrs. Gutshall, Hutt and Lee and Dr. McNeil. Mr. Lee served as Chair and the Audit Committee met eleven (11) times during the fiscal year ended December 31, 2002. The composition of the Audit Committee has since changed, and presently consists of three (3) non-employee directors, Messrs. Gutshall and Lee and Dr. McNeil, with Mr. Lee serving as Chair. Mr. Hutt serves as the Board’s compliance director by participating, as a non-member of the Audit Committee, in those portions of Audit Committee meetings at which compliance issues are discussed.

The Compensation Committee determines salaries and incentive compensation, awards stock options to executive officers and employees under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the fiscal year ended December 31, 2002, the Compensation Committee was composed of three (3) non-employee directors, Messrs. Greer and Groom and Dr. Sevastopoulos. Dr. Sevastopoulos served as Chair and the Compensation Committee met three (3) times during the fiscal year ended December 31, 2002.

The Nominating Committee establishes qualification standards for Board membership, identifies qualified individuals for Board membership and considers and recommends director nominees for approval by the Board and the stockholders. The Nominating Committee is composed of two (2) non-employee directors, Mr. Costa and Dr. McNeil. Mr. Costa serves as Chair. The Nominating Committee was formed by the Board in January 2003, so during the fiscal year ended December 31, 2002, the Nomination Committee did not meet. The Nominating Committee is not responsible for reviewing director nominees recommended by stockholders of the Company; the procedures for making such a recommendation are described in the Company’s Bylaws.

During the fiscal year ended December 31, 2002, all directors attended at least seventy five percent (75%) of the meetings of the Board and of the committees on which they served held during the period for which they were a director or committee member, respectively.

PROPOSAL 2

APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

In September 1996, the Board adopted, and the stockholders subsequently approved, the CV Therapeutics, Inc. Employee Stock Purchase Plan, which is referred to in this Proposal as the “Purchase Plan.” An aggregate of 150,000 shares of common stock was originally reserved for issuance under the Purchase Plan.

In February and March 2000, the Board amended the Purchase Plan to increase the number of shares of common stock reserved for issuance under the Purchase Plan by 75,000 shares to a total of 225,000 shares, and to provide for annual increases in such number of shares on the day following each annual meeting of the Company’s stockholders, over five years, each in an amount equal to the least of (i) one half of one percent of the total number of shares of common stock outstanding on such date, (ii) 100,000 shares of common stock, or (iii) a smaller number of shares of common stock as determined by the Board. This amendment was subsequently approved by the stockholders in May 2000.

In April 2003, the Board further amended the Purchase Plan, subject to stockholder approval, to provide that the number of shares of common stock reserved for issuance under the Purchase Plan shall, on the day after each annual meeting of the Company’s stockholders for five (5) years beginning with the annual meeting in 2003 and continuing through and including the annual meeting in 2007, be increased automatically by the lesser of (a) 250,000 shares of common stock, or (b) a lesser number of shares of common stock as determined by the Board. If approved by the stockholders, this new annual share increase formula will replace the old formula approved by the stockholders in May 2000. The Board adopted this amendment to ensure that the Company has sufficient shares of common stock reserved for issuance under the Purchase Plan in order to be able to continue to grant purchase rights under the Purchase Plan, as the Board deems appropriate, as the number of Company employees grows over time.

During the last fiscal year, shares of common stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Brent K. Blackburn—705 shares ($24.78), Louis G. Lange—1,508 shares ($21.73), Richard M. Lawn—704 shares ($23.73), Daniel K. Spiegelman—826 shares ($23.44), Tricia Borga Suvari—766 shares ($24.11), Andrew A. Wolff—704 shares ($25.45), all current executive officers as a group—4,509 shares ($23.50), and all employees (excluding executive officers) as a group—64,357 shares ($22.55).

As of February 28, 2003, an aggregate of 294,423 shares of the Company’s common stock had been purchased under the Purchase Plan. Only 129,466 shares of common stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan.

Stockholders are requested in this Proposal 2 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the Purchase Plan.

The Board Recommends a Vote in Favor of Proposal 2.

The essential features of the Purchase Plan, as amended, are outlined below:

Purpose

The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase common stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

The rights to purchase common stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code.

Administration

The Board has the power to administer the Purchase Plan and has the power to construe and interpret both the Purchase Plan and the rights granted under it. The Board may delegate these powers to a committee composed of not fewer than two members of the Board, and the Board has delegated these powers to the Compensation Committee of the Board. As used herein with respect to the Purchase Plan, the “Board” refers to the Compensation Committee and to the Board.

The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

Offering Periods; Purchase Periods

The Purchase Plan is implemented by offerings of rights to purchase shares of the common stock of the Company to all eligible employees. These offerings take the form of offering periods, each of which will last for not more than 27 months. Offering periods under the Purchase Plan are currently 24 month periods, which are comprised of 8 quarterly purchase periods. “Purchase dates” under the Purchase Plan will be set for the last day in each quarterly purchase period during an offering period. A new purchase period will begin the day after each purchase date.

If the price of the Company’s common stock on any purchase date is less than the price of such common stock on the first day of the then-current offering period, a new 24 month offering period will automatically begin on the first trading day following that purchase date.

Eligibility

Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company, or by any parent corporation or subsidiary of the Company, each an “affiliate” of the Company, is eligible to participate in the Purchase Plan. An eligible employee will be able to participate in the Purchase Plan on the first day of the first purchase period beginning after the date on which such employee commences employment with the Company or an affiliate of the Company.

No employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any affiliate of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year. However, any unused portion of this limit may be carried over to a subsequent year in a cumulative manner.

Participation in the Plan

Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the beginning of any quarterly purchase period, an agreement authorizing payroll deductions by the Company during the offering period in which the employee enrolls. By enrolling in the Purchase Plan, a participant is deemed to have elected to purchase the maximum number of whole shares of common stock that can be purchased with the compensation withheld during each purchase period within the offering period for which the participant is enrolled.

Purchase Price

The purchase price per share at which shares of common stock are sold during each purchase period under the Purchase Plan is the lesser of (i) 85% of the fair market value of a share of common stock on first day of the offering period (or, for employees who enroll during an offering period, the first date on which he or she participates in the Purchase Plan) or (ii) 85% of the fair market value of a share of common stock on the purchase date.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the course of each purchase period. The payroll deductions made for each participant may be not be more than 15% of a participant’s cash compensation. Cash compensation is defined in the Purchase Plan as a participant’s regular salary, bonuses, commissions and overtime pay. Participants may change their payroll deduction amount or percentage for a subsequent quarterly purchase period by submitting a new written payroll deduction authorization form to the Company at any time during the offering period. During any quarterly purchase period, a participant may reduce his or her payroll deduction amount or percentage one time (including to zero). All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares of common stock of the Company under the Purchase Plan. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of each purchase period at the applicable price. With respect to any purchase period, no participant is eligible to purchase more than 100,000 shares of stock. With respect to any offering period, no participant is eligible to purchase more than 200,000 shares of stock. In the event that the aggregate number of shares which all participants elect to purchase during a purchase period exceeds the number of shares remaining for issuance under the Purchase Plan, the available shares will be ratably divided and any excess cash will be refunded to the participants.

Withdrawal

A participant may withdraw from a given offering period by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.

Upon any withdrawal from an offering period by the employee, the Company will distribute to the employee his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering period, and such employee’s interest in the offering period will be automatically terminated. The employee is not entitled to again participate in that offering period. However, an employee’s withdrawal from an offering period will not have any effect upon such employee’s eligibility to participate in subsequent offering periods under the Purchase Plan.

Termination of Employment

Rights granted pursuant to any offering period under the Purchase Plan terminate immediately upon cessation of an employee’s employment for any reason, or the employee’s failure to continue to satisfy the eligibility requirements discussed above, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Duration, Amendment and Termination

The Board may suspend or terminate the Purchase Plan at any time.

The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within twelve (12) months of its adoption by the Board if the amendment would (i) increase the number of shares of common stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or (iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with Section 423 of the Internal Revenue Code or to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

Stock Subject to Purchase Plan

Currently an aggregate of 423,889 shares of common stock is reserved for issuance under the Purchase Plan. Subject to stockholder approval of this Proposal, on the day following each annual meeting of the Company’s stockholders, beginning with the annual meeting in 2003 and continuing through and including the annual meeting in 2007, the number of shares of common stock reserved for issuance under the Purchase Plan shall be increased by the lesser of (a) 250,000 shares of common stock or (b) a lesser number of shares of common stock as determined by the Board. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again become available for issuance under the Purchase Plan. If this Proposal is not approved by the stockholders, on the day following each annual meeting of the Company’s stockholders through and including the annual meeting in 2005, the number of shares of common stock reserved for issuance under the Purchase Plan shall be increased by the least of (i) one half of one percent of the total number of shares of the common stock outstanding on such date, (ii) 100,000 shares of common stock, or (iii) a lesser number of shares of common stock as determined by the Board.

Adjustments upon Changes in Stock

If any change is made in the common stock subject to the Purchase Plan, or subject to any rights granted under the Purchase Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Purchase Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Purchase Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights.

Effect of Certain Corporate Events

In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise or the acquisition by any person, entity or group of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, as determined by the Board in its sole discretion (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Purchase Plan, (ii) such rights may continue in full force and effect, or (iii) participants’ accumulated payroll deductions may be used to purchase common stock immediately prior to the transaction described above and the participants’ rights under the ongoing offering period terminated.

Federal Income Tax Information

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423 of the Internal Revenue Code.

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) 15% of the fair market value of the stock as of the beginning of the offering period will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as a capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s By-laws or otherwise; however, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Board Recommends a Vote in Favor of Proposal 3.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 28, 2003 by: (i) each stockholder who is known by the Company based on publicly available records to own beneficially more than five percent (5%) of the Company’s common stock; (ii) the Company’s Chief Executive Officer and its five (5) other most highly compensated officers and executive officers at December 31, 2002 (the “Named Executive Officers”); (iii) each director and nominee for director; and (iv) all directors and executive officers of the Company, as a group. The address for each director and executive officer listed in the table below is c/o CV Therapeutics, Inc., 3172 Porter Drive, Palo Alto, California 94304.

	Shares Beneficially Owned(1)
Beneficial Owner	Number	Percent of Total
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,776,143	13.7%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	2,757,876	10.0%
Biotech Target N.V. De Ruyterkade 62 Willemstad Curacao Netherlands Antilles	1,863,147	6.8%
Government of Singapore Investment Corporation Pte Ltd 168 Robinson Road #37-01 Capital Tower Singapore 068912	1,373,860	5.0%
Louis G. Lange, M.D., Ph.D. (2)	396,194	1.4%
Brent K. Blackburn, Ph.D. (3)	146,770	*
Santo J. Costa (4)	22,222	*
R. Scott Greer (5)	43,277	*
John Groom (6)	22,222	*
Thomas L. Gutshall (7)	81,261	*
Peter Barton Hutt (8)	38,972	*
Richard M. Lawn, Ph.D. (9)	210,834	*
Kenneth B. Lee, Jr. (10)	17,241	*
Barbara J. McNeil, M.D., Ph.D. (11)	43,550	*
Costa G. Sevastopoulos, Ph.D. (12)	62,393	*
Daniel K. Spiegelman (13)	135,621	*
Tricia Borga Suvari, Esq. (14)	73,937	*
Andrew A. Wolff, M.D. (15)	185,901	*
All directors and executive officers as a group (14 persons) (16)	1,480,395	5.4%

*	Represents beneficial ownership of less than one percent (1%).

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”) and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within sixty (60) days of the February 28, 2003 date of this table (or April 29, 2003). Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, all persons named in the table above have sole voting and investment power with respect to all shares of common stock, shown as beneficially owned by them. Percentage of beneficial ownership is based on 27,563,307 shares of common stock outstanding as of February 28, 2003, adjusted as required by rules promulgated by the Commission. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within sixty (60) days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 287,498 shares issuable upon the exercise of options as of April 29, 2003. Also includes 7,500 shares held in The Louis Lange Family Trust and 2,500 shares held by minors in Dr. Lange’s household. Dr. Lange disclaims beneficial ownership of the shares held in The Louis Lange Family Trust, except to the extent of his pecuniary interests therein.

(3)	Includes 136,249 shares issuable upon the exercise of options as of April 29, 2003.

(4)	Includes 22,222 shares issuable upon the exercise of options as of April 29, 2003.

(5)	Includes 35,277 shares issuable upon the exercise of options as of April 29, 2003.

(6)	Includes 22,222 shares issuable upon the exercise of options as of April 29, 2003.

(7)	Includes 61,750 shares issuable upon the exercise of options as of April 29, 2003. Also includes 16,297 shares held in the Gutshall Family Trust DTD 3-7-90.

(8)	Includes 35,972 shares issuable upon the exercise of options as of April 29, 2003.

(9)	Dr. Lawn is included as a Named Executive Officer hereunder because, based on his compensation in fiscal year 2002, he would have been included as one of the four other most highly compensated executive officers but for the fact that he was not an executive officer of the Company on December 31, 2002. Includes 136,165 shares issuable upon the exercise of options as of April 29, 2003.

(10)	Includes 16,666 shares issuable upon the exercise of options as of April 29, 2003.

(11)	Includes 41,050 shares issuable upon the exercise of options as of April 29, 2003.

(12)	Includes 61,750 shares issuable upon the exercise of options as of April 29, 2003.

(13)	Includes 117,060 shares issuable upon the exercise of options as of April 29, 2003.

(14)	Includes 70,749 shares issuable upon the exercise of options as of April 29, 2003.

(15)	Includes 178,749 shares issuable upon the exercise of options as of April 29, 2003.

(16)	Includes 1,223,379 shares issuable upon the exercise of options held by all directors and executive officers as of April 29, 2003. See footnotes (2)–(15).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

MANAGEMENT

Executive Officers and Key Employees

The names of the Named Executive Officers, executive officers and key employees of the Company and their ages as of February 28, 2003 are as follows:

Name	Age	Position
Louis G. Lange, M.D., Ph.D.	54	Chairman of the Board and Chief Executive Officer

Daniel K. Spiegelman	44	Chief Financial Officer and Senior Vice President

Andrew A. Wolff, M.D.	48	Senior Vice President, Clinical Research and Development

Brent K. Blackburn, Ph.D.	42	Senior Vice President, Drug Discovery and Pre-Clinical Development

Richard M. Lawn, Ph.D.	56	Vice President, Discovery Research

Tricia Borga Suvari, Esq.	42	Vice President, General Counsel and Assistant Secretary

Daniel K. Spiegelman has served as Senior Vice President and Chief Financial Officer for the Company since September 1999. From January 1998 to September 1999, Mr. Spiegelman served as Vice President and Chief Financial Officer for the Company. From 1991 until 1998, Mr. Spiegelman was employed by Genentech, Inc., a biotechnology company, holding the position of treasurer from 1996 to 1998, assistant treasurer from 1992 to 1996, and treasury manager from 1991 to 1992. Mr. Spiegelman holds a B.A. in economics from Stanford University and an M.B.A. from Stanford Graduate School of Business.

Andrew A. Wolff, M.D., has served as Senior Vice President, Clinical Research and Development for the Company since September 1999. From September 1996 to September 1999, Dr. Wolff served as Vice President, Clinical Research and Development for the Company. From September 1994 to September 1996, Dr. Wolff served as Vice President, Clinical Research for the Company. From 1993 until 1994, Dr. Wolff served as the Executive Director of Medical Research and New Molecules Clinical Programs Leader for Syntex Corporation, a pharmaceutical and healthcare company. From 1990 until 1993, Dr. Wolff served as the Director, Department for Cardiovascular Therapy for Syntex. In addition, from 1992 to 1993, he served as the acting Associate Director for Europe for the Institute for Cardiovascular and Central Nervous System Clinical Research, Maidenhead, England. Since 1988, Dr. Wolff has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor. He holds an M.D. from the Washington University Medical School.

Brent K. Blackburn, Ph.D., has served as Senior Vice President, Drug Discovery and Pre-Clinical Development for the Company since January 2002. From June 2000 until January 2002, Dr. Blackburn served as Vice President, Drug Discovery and Pre-Clinical Development for the Company. From September 1997 until June 2000, Dr. Blackburn served as Vice President, Developmental Research for the Company. From 1989 until 1997, Dr. Blackburn served in the Research Department at Genentech, Inc., a biotechnology company. From 1993 to 1997, Dr. Blackburn also served as the project team leader for the oral GPII(b)III(a) antagonist project, a cardiovascular product, in the Development Department at Genentech, Inc. Dr. Blackburn holds a B.S. in chemistry from Texas Christian University and a Ph.D. in chemistry from the University of Texas in Austin.

Richard M. Lawn, Ph.D., has served as Vice President, Discovery Research for the Company since October 1997. From August 1992 until October 1997, he served on a part-time basis as Vice President, Molecular Cardiology for the Company. From 1990 to 1998, Dr. Lawn also served as a Professor of Medicine at Stanford University School of Medicine. From 1980 until 1990, Dr. Lawn served as a senior scientist and later as a staff scientist at Genentech, Inc., a biotechnology company. Dr. Lawn has been a pioneer in the cloning of genes involved in coagulation and heart disease, including globin genes and genes for anti-hemophilia factor VIII. He was a post-doctoral fellow at the California Institute of Technology and received a B.A. in astronomy from Harvard College and a Ph.D. in molecular, cellular and developmental biology from the University of Colorado.

Tricia Borga Suvari, Esq., has served as Vice President, General Counsel and Assistant Secretary for the Company since May 2000. From 1991 until 2000, Ms. Suvari was employed by Genentech, Inc., a biotechnology company, holding various positions in the legal department. From 1988 until 1991, Ms. Suvari was employed by the law firm Irell & Manella LLP in Los Angeles. Ms. Suvari holds a B.S. in geology and geophysics from Yale College and a J.D. from Harvard Law School.

See “Election of Directors—Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting”, above, for a brief description of the educational background and business experience of Dr. Lange.

EXECUTIVE COMPENSATION

Director Compensation

During the fiscal year ended December 31, 2002, the Company’s non-employee directors received $1,000 per meeting of the Board attended and $2,000 for an all-day off-site meeting. Members of the Audit and Compensation Committees also received $200 for each meeting of the applicable committee attended. Beginning in January 2003, the Company’s non-employee directors receive an annual retainer of $10,000 and a payment of $5,000 per meeting of the Board attended (or $500 if attendance is by telephone). Members of the Audit, Compensation and Nominating Committees receive an annual retainer of $5,000 for each committee on which the member serves. Each chair of the Audit, Compensation and Nominating Committees receives an additional annual retainer of $10,000. Directors may also be reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. Dr. Lange is not separately compensated for his services as a director.

Each non-employee director of the Company receives stock option grants to purchase shares of common stock under the Company’s Non-Employee Directors’ Stock Option Plan. Under this plan, during the fiscal year ended December 31, 2002, options to acquire 7,500 shares of common stock at an exercise price of $17.03 per share were granted to each non-employee member of the Company’s Board. In addition, under this plan, an option to acquire 25,000 shares of common stock at an exercise price of $51.04 per share was granted to Mr. Lee in connection with his appointment to the Company’s Board in January 2002.

Under the terms of a Separation and Consulting Agreement effective September 2, 1996 between the Company and Thomas L. Gutshall, as amended as of December 31, 1998, the Company accepted Mr. Gutshall’s resignation as President and Chief Operating Officer effective September 2, 1996 and Mr. Gutshall agreed to continue to serve as a member of the Company’s Board and to serve as a consultant to the Company through December 31, 2004. Mr. Gutshall received no compensation under the agreement in the fiscal years ended December 31, 2000, 2001 and 2002. Effective as of December 31, 2002, Mr. Gutshall’s Separation and Consulting Agreement was terminated by the mutual agreement of the Company and Mr. Gutshall, and Mr. Gutshall no longer serves as a consultant to the Company.

Compensation of Executive Officers

The following table sets forth, for the fiscal years ended December 31, 2000, 2001 and 2002, certain compensation awarded or paid to, or earned by, the Named Executive Officers, including salary, bonuses, stock options and certain other compensation:

Summary Compensation Table

Name and Principal Position	Annual Compensation					Other Annual Compensation (2) ($)	Long-Term Compensation	All Other Compensation ($)
Securities Underlying Options (3) (#)
	Year	Salary (1) ($)		Bonus ($)
Louis G. Lange, M.D., Ph.D. Chairman of the Board and Chief Executive Officer	2002 2001 2000	425,000 375,000 311,250		425,000 400,000 115,000		43,750(4) 53,750(6) 113,750(9)	175,000 250,000(7) 100,000	9,500(5) 8,500(8) 7,651(10)

Andrew A. Wolff, M.D. Senior Vice President, Clinical Research and Development	2002 2001 2000	275,000 260,000 241,250		175,000 175,000 80,000		— — —	75,000 125,000(7) 50,000	9,500(5) 8,500(8) 8,500(10)

Daniel K. Spiegelman Chief Financial Officer and Senior Vice President	2002 2001 2000	252,500 240,000 220,000		100,000 80,000 80,000		10,000(4) 10,000(4) 10,000(4)	75,000 100,000(7) 50,000	9,500(5) 8,500(8) 8,500(10)

Brent K. Blackburn, Ph.D. Senior Vice President, Drug Development and Pre-Clinical Development	2002 2001 2000	240,000 212,000 183,750		110,000 100,000 80,000		8,000(4) 8,000(4) 8,000(4)	75,000 110,000(7) 35,000	9,500(5) 8,500(8) 8,500(10)

Richard M. Lawn, Ph.D. Vice President, Discovery Research	2002 2001 2000	222,500 212,000 199,625		55,000 50,000 50,000		— — —	50,000 80,000(7) 25,000	9,500(5) 8,500(8) 8,500(10)

Tricia Borga Suvari, Esq. Vice President, General Counsel and Assistant Secretary	2002 2001 2000	210,000 187,500 106,904	(11)	75,000 60,000 25,000	(11)	— — —	50,000 60,000(7) 75,000	9,500(5) 8,500(8) 4,688(10)

(1)	Includes amounts earned but deferred at the election of the executive, such as salary deferrals under the Company’s 401(k) Plan.

(2)	Although not required under rules promulgated by the Securities and Exchange Commission, amounts are shown for any Named Executive Officer with respect to certain “perquisites” (such as imputed interest on loans at or below market value rates), where such amounts do not exceed the lesser of (i) ten percent (10%) of the sum of the amounts of Salary and Bonus for the Named Executive Officer or (ii) $50,000.

(3)	The Company has awarded no stock appreciation rights. In February 2002, the Board amended and restated the 2000 Equity Incentive Plan to disallow the granting of any stock bonuses and rights to acquire restricted stock under such plan.

(4)	Consists of loan amounts forgiven.

(5)	Consists of the Company’s matching contribution under its 401(k) Plan for 2002. For 2002, the Company made a discretionary matching contribution to participants in its 401(k) Plan in the form of shares of common stock. All eligible participants in the 401(k) Plan were allocated this matching contribution on January 13, 2003, with the number of shares being allocated to participants’ accounts based on the closing price of the common stock on that date ($20.16 per share). Each of Dr. Lange, Dr. Wolff, Mr. Spiegelman, Dr. Blackburn, Dr. Lawn and Ms. Suvari received a matching contribution of 471 shares of common stock (with a value on the allocation date of $9,500 based on the price per share on such date).

(6)	Consists of $10,000 of mortgage assistance and $43,750 in loan amounts forgiven.

(7)	Because of the timing of approvals of stock option grants, this number covers two (2) years’ worth of grants: it includes a grant awarded in January 2001 as part of the Named Executive Officer’s compensation package for fiscal year 2001, and grants awarded in October 2001 and December 2001 as part of the Named Executive Officer’s compensation package for fiscal year 2002.

(8)	Consists of the Company’s matching contribution under its 401(k) Plan for 2001. For 2001, the Company made a discretionary matching contribution to participants in its 401(k) Plan in the form of shares of common stock. All eligible participants in the 401(k) Plan were allocated this matching contribution on January 14, 2002, with the number of shares being allocated to participants’ accounts based on the closing price of the common stock on that date ($49.20 per share). Each of Dr. Lange, Dr. Wolff, Mr. Spiegelman, Dr. Blackburn, Dr. Lawn and Ms. Suvari received a matching contribution of 173 shares of common stock (with a value on the allocation date of $8,500 based on the price per share on such date).

(9)	Consists of $20,000 of mortgage assistance and $93,750 in loan amounts forgiven.

(10)	Consists of the Company’s matching contribution under its 401(k) Plan for 2000. For 2000, the Company made a discretionary matching contribution to participants in its 401(k) Plan in the form of shares of common stock. All eligible participants in the 401(k) Plan were allocated this matching contribution on January 18, 2001, with the number of shares being allocated to participants’ accounts based on the closing price of the common stock on that date ($42.875 per share). Dr. Lange received a matching contribution of 178 shares of common stock (with a value on the allocation date of $7,651 based on the price per share on such date), each of Dr. Wolff, Mr. Spiegelman, Dr. Blackburn and Dr. Lawn received a matching contribution of 198 shares of common stock (with a value on the allocation date of $8,500 based on the price per share on such date), and Ms. Suvari received a matching contribution of 109 shares of common stock (with a value on the allocation date of $4,688 based on the price per share on such date).

(11)	Ms. Suvari joined the Company in May 2000.

Option Grants in Last Fiscal Year

The Company grants options to its executive officers under the Company’s 2000 Equity Incentive Plan (the “Incentive Plan”), although in the past, the Company has granted options under its 1992 Stock Option Plan (the “1992 Plan”) and its 1994 Equity Incentive Plan (the “1994 Plan”) (collectively, the “Plans”). The 1992 Plan and the 1994 Plan terminated in May 2000; however, options outstanding at the time of the termination remain outstanding. As of February 28, 2003, options to purchase 888,529 shares were outstanding under the Plans and options to purchase 560,211 shares remained available for grant under the Incentive Plan. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2002 to each of the Named Executive Officers:

Name	Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)

	Number of Securities Underlying Options Granted (2) (#)	Percentage of Total Options Granted to Employees in Fiscal Year (3) (%)	Exercise Price (4) ($/sh)		Expiration Date	5% ($)		10% ($)
Louis G. Lange, M.D., Ph.D.	50,000	2.6%		$17.03	06/07/12		$535,504		$1,357,072
	125,000	6.4%		$23.21	12/02/12		$1,824,581		$4,623,845

Andrew A. Wolff, M.D.	25,000 50,000	1.3% 2.6%	$ $	17.03 23.21	06/07/12 12/02/12	$ $	267,752 729,832	$ $	678,536 1,849,538

Daniel K. Spiegelman	25,000	1.3%		$17.03	06/07/12		$267,752		$678,536
	50,000	2.6%		$23.21	12/02/12		$729,832		$1,849,538

Brent K. Blackburn, Ph.D.	25,000 50,000	1.3% 2.6%	$ $	17.03 23.21	06/07/12 12/02/12	$ $	267,752 729,832	$ $	678,536 1,849,538

Richard M. Lawn, Ph.D.	20,000	1.0%		$17.03	06/07/12		$214,202		$542,829
	30,000	1.5%		$23.21	12/02/12		$437,899		$1,109,723

Tricia Borga Suvari, Esq.	20,000 30,000	1.0% 1.5%	$ $	17.03 23.21	06/07/12 12/02/12	$ $	214,202 437,899	$ $	542,829 1,109,723

(1)	Except for Dr. Lawn’s two (2) grants, each grant listed in this table was granted under the Incentive Plan. Dr. Lawn, who was not an executive officer at the time of his grants, received his grants under the Company’s 2000 Nonstatutory Incentive Plan (the “Nonstatutory Plan”), which the Company uses to make grants to non-executive officers, other employees and consultants.

(2)	Twenty percent (20%) of the option vests one (1) year from the vesting commencement date, with subsequent vesting at a rate of one and two-thirds percent (1.67%) per month for the next twenty four (24) months and three and one-third percent (3.33%) per month for the remaining twelve (12) months. The option expires ten (10) years from the date of grant or earlier in connection with termination of employment.

(3)	Based on an aggregate of options to purchase 1,944,699 shares of the Company’s common stock granted to employees and directors of, and consultants to, the Company during the fiscal year ended December 31, 2002, including the Named Executive Officers.

(4)	Under the terms of the Incentive Plan and the Nonstatutory Plan, the exercise price per share equals the fair market value of the common stock on the date of grant, which is defined as the closing price of the common stock on the last market trading day prior to the date of grant.

(5)	The potential realizable value is calculated based on the term of the option at its time of grant, which is ten (10) years. It is calculated assuming that the market price of the Company’s common stock on the date of grant appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

Aggregate Option Exercises in Fiscal 2002 and December 31, 2002 Option Values

The following table sets forth information for options exercised by each of the Named Executive Officers during fiscal year 2002 and the number and value of securities underlying unexercised options held by each of the Named Executive Officers at December 31, 2002:

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2002 Vested/Unvested(2)	Value of Unexercised In-the-Money Options at December 31, 2002 Vested/Unvested ($)(3)
Louis G. Lange, M.D., Ph.D.	18,000	$589,197	258,665 / 401,335	$1,264,919 / $117,406

Andrew A. Wolff, M.D.	0	0	164,998 / 187,502	$1,080,304 / $ 50,433

Daniel K. Spiegelman	12,000	$324,995	104,309 / 168,169	$442,312 / $ 58,709

Brent K. Blackburn, Ph.D.	0	0	124,748 / 169,252	$735,034 / $ 50,433

Richard M. Lawn, Ph.D.	0	0	127,415 / 118,085	$968,539 / $ 44,483

Tricia Borga Suvari, Esq.	0	0	61,166 / 123,834	$0 / $ 23,800

(1)	Value realized is based on the fair market value of the Company’s common stock on the date of exercise minus the exercise price (or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) without taking into account any taxes that may be payable in connection with the transaction.

(2)	Reflects shares vested and unvested at December 31, 2002. Certain options granted under the Incentive Plan are immediately exercisable, but are subject to the Company’s right to repurchase unvested shares on termination of employment.

(3)	Based on the fair market value of the Company’s common stock at December 31, 2002 ($18.22 per share) minus the exercise price of the options.

Equity Compensation Plan Information

The Company has three (3) equity compensation plans that have been approved by the stockholders of the Company (the 2000 Equity Incentive Plan, the Non-Employee Directors’ Stock Option Plan and the Employee Stock Purchase Plan) and one (1) equity compensation plan that has not been approved by the stockholders of the Company (the 2000 Nonstatutory Incentive Plan). The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under the Company’s equity compensation plans, at December 31, 2002:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (1)	3,106,543	$30.69	826,262

Equity Compensation Plans Not Approved by Security Holders	2,175,822	$32.58	1,591,563

Total	5,282,365	$31.47	2,417,825

(1)	Information for our Employee Stock Purchase Plan is included in the “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans” column only.

For a brief description of the material features of the 2000 Nonstatutory Incentive Plan, please see note 9 to our financial statements for the fiscal year ended December 31, 2002.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2002, the Compensation Committee was composed of R. Scott Greer, John Groom and Costa G. Sevastopoulos, Ph.D. There are and were no interlocking relationships between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(1)

The Compensation Committee of the Board reviews and recommends to the Board for approval the Company’s executive compensation policies. During the year ended December 31, 2002, the Compensation Committee consisted of non-employee directors R. Scott Greer, John Groom and Costa G. Sevastopoulos, Ph.D. The Compensation Committee annually evaluates the performance, and determines the compensation, of the Company’s Chief Executive Officer and the other executive officers based upon a combination of several factors: the Company’s accomplishments, individual performance and comparisons with other biotechnology and biopharmaceutical companies. Companies examined for comparative purposes may, but need not include those comprising the Nasdaq Stock Market (U.S.) Index and the Nasdaq Biotechnology Index. The following is the report of the Compensation Committee describing the compensation policies and rationales applicable to the Company’s executive officers with regard to the compensation payable to such executive officers for the fiscal year ended December 31, 2002.

Compensation Philosophy

The goals of the Company’s compensation policies are to attract and retain the highest quality executives, reward them for achieving the Company’s goals and objectives, and to motivate them to contribute to the long-term success and value of the Company for stockholders. Compensation for the Company’s executive officers consists of a base salary and potential bonus, as well as potential incentive compensation through stock options and stock ownership. The Company awards cash and stock bonuses pursuant to an incentive bonus plan as set forth below. The Compensation Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation.

Base Salary

The base salary component is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salary for each officer is set on the basis of individual performance, the salary levels in effect for comparable positions within the Company’s principal competitors, in accordance with published biopharmaceutical and biotechnology compensation survey information and other internal considerations. Based on such surveys, the executive officers’ salaries are set in the mid-range compared with other biotechnology and biopharmaceutical companies. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer’s base salary are based upon individual performance for the year and changes in the general level of base salaries of persons in comparable positions within the industry.

Bonuses

All regular employees (including executive officers) of the Company were eligible to receive cash bonuses payable in 2003 based upon individual and corporate accomplishments in 2002. The amounts of such bonuses for executive officers other than the Chief Executive Officer were based upon the recommendation of the Chief Executive Officer, subject to review and approval of the Compensation Committee. The amounts of such bonuses for the Chief Executive Officer were determined by the Compensation Committee. The Company makes determinations with respect to bonuses based upon a subjective assessment of a variety of factors, both individual and corporate. These factors include, in order of importance, the Company’s accomplishments in 2002, the individual performance of each executive officer and a comparison with other biotechnology and biopharmaceutical companies. The Company’s key accomplishments in 2002 included submitting a new drug application to the United States Food and Drug Administration for the Company’s lead product candidate Ranexa™ (ranolazine), completing and reporting positive data from a phase III clinical trial of tecadenoson (CVT-510) in patients with paroxysmal supraventricular tachycardia

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”) or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

(PSVT), completing and reporting positive data from a phase II clinical trial of CVT-3146, continuing to advance promising product candidates through preclinical development, establishing additional commercial infrastructure and maintaining balance sheet strength and fiscal control of expenditures.

Long-Term Incentives

The Compensation Committee provides the Company’s executive officers with long-term incentive compensation through grants of stock options. The Compensation Committee believes that stock options provide the Company’s executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company’s common stock. The Compensation Committee believes that stock options directly motivate executives to maximize long-term stockholder value. The options also utilize vesting periods (generally four (4) years) that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant. The Compensation Committee considers the grant of each option subjectively, considering factors such as the Company’s annual accomplishments, individual performance of the executive officer and the past and anticipated future contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals. Long-term incentives granted in prior years, including the number of unvested options, are also taken into consideration. Consistent with these policies, during 2002 the Compensation Committee granted options to purchase an aggregate of 450,000 shares of common stock to the Company’s current executive officers.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. In 2002, Louis G. Lange received a base salary of $425,000. Dr. Lange’s salary was determined on the basis of discussions among members of the Compensation Committee with due regard for his qualifications, experience, prior salary, and competitive salary information. Dr. Lange’s base salary for 2002 was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size. In awarding stock options, the Compensation Committee considered Dr. Lange’s performance, the overall contribution to the Company and the Company’s accomplishments, the number of unvested options and total number of options to be granted. In 2002, Dr. Lange received options to purchase 175,000 shares of common stock. In addition, Dr. Lange received a cash bonus of $425,000 and forgiveness of $43,750 of indebtedness. See “Certain Relationships and Related Transactions” below. As with other executive officers, total compensation was based, in part, on the Company’s accomplishments and Dr. Lange’s contributions, including submitting a new drug application to the United States Food and Drug Administration for the Company’s lead product candidate Ranexa™ (ranolazine), completing and reporting positive data from a phase III clinical trial of tecadenoson (CVT-510) in patients with paroxysmal supraventricular tachycardia (PSVT), completing and reporting positive data from a phase II clinical trial of CVT-3146, continuing to advance promising product candidates through preclinical development, establishing additional commercial infrastructure and maintaining balance sheet strength and fiscal control of expenditures.

Section 162(m)

The Board has considered the potential effect of Section 162(m) of the Internal Revenue Code of 1996, as amended, on compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for each of the Named Executive Officers. Compensation above $1,000,000 may be deducted if it is “performance-based compensation.” The Compensation Committee has determined that, where practical, stock options granted to executive officers under the Company’s stock plans with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant shall be treated as “performance-based compensation,” provided, however, that options to purchase common stock granted to certain executive officers in 1997 may not be eligible for such treatment.

From the 2002 members of the Compensation Committee of the Board of the Company:

R. Scott Greer

John Groom

Costa G. Sevastopoulos, Ph.D.

REPORT OF THE AUDIT COMMITTEE(2)

The Audit Committee is composed of independent directors, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards, and operates under a written charter adopted by the Board. During the fiscal year ended December 31, 2002, the members of the Audit Committee were Thomas L. Gutshall, Peter Barton Hutt, Kenneth B. Lee, Jr. and Barbara J. McNeil, M.D., Ph.D. The Audit Committee recommends to the Board, subject to stockholder ratification, the selection of the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the matters required to be discussed by Statements on Auditing Standards No. 61 (Communications with Audit Committees) and No. 90 (Audit Committee Communications) with the independent accountants.

The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $145,150.

Financial Information Systems Design and Implementation Fees.    There were no fees billed by Ernst & Young LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees.    The aggregate fees billed by Ernst & Young LLP for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 31, 2002 were $107,570, including $10,500 for the review of registration statements on Form S-8, $18,500 for the audit of our 401(k) plan, $8,120 for tax services, $18,650 for tax advice, $17,900 for Sarbanes-Oxley Act of 2002 compliance-related services, $26,400 for compensation-related services and $7,500 for miscellaneous services.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

From the 2002 members of the Audit Committee of the Company:

Thomas L. Gutshall

Peter Barton Hutt

Kenneth B. Lee, Jr.

Barbara J. McNeil, M.D., Ph.D.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Performance Measurement Comparison(3)

The following graph and table show the total stockholder return of an investment of $100 in cash since the close of the market on December 31, 1997 through December 31, 2002 for (i) the Company’s common stock, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Biotechnology Index. All values assume reinvestment of the full amount of all dividends, although dividends have not been declared on the Company’s common stock.

Measurement Period	CV Therapeutics, Inc.	Nasdaq	Nasdaq Biotechnology
December 31, 1997	100.00	100.00	100.00
December 31, 1998	50.67	140.99	144.28
December 31, 1999	278.01	261.48	290.92
December 31, 2000	754.67	157.40	357.76
December 31, 2001	554.88	124.87	299.83
December 31, 2002	194.35	86.38	163.92

(3)	This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans

The Company has provided Louis G. Lange, M.D., Ph.D., Chairman of the Board and Chief Executive Officer, with several loans. In August 1992, the Company provided a loan in the principal amount of $500,000, at an annual interest rate of seven percent (7.0%), pursuant to a promissory note secured by a deed of trust on Dr. Lange’s residence (the “1992 Note”). In June 1993, the Company provided a loan in the principal amount of $25,000, at an annual interest rate of five and thirty-three one-hundredths (5.33%), pursuant to a promissory note secured by a stock pledge of 2,500 shares of common stock of the Company held by Dr. Lange (the “1993 Note”). In June 1995, in connection with the exercise of an option to purchase common stock, the Company provided a loan in the principal amount of $37,500, at an annual interest rate of seven and thirty-one one-hundredths (7.31%), pursuant to a promissory note secured by a pledge of 15,000 shares of common stock of the Company held by Dr. Lange (the “1995 Note”). In August 1996, the Company provided a loan to Dr. Lange in the principal amount of $25,000, at an annual interest rate of six and eighty-four one-hundredths (6.84%), pursuant to a promissory note secured by a pledge of 2,500 shares of common stock of the Company held by Dr. Lange (the “1996 Note”).

In September 1996, the Company amended all four (4) notes. Under the terms of each amended note, the loans bear interest at the rate of six and fifty-three one-hundredths (6.53%) compounded semi-annually. As then amended, the outstanding principal amount was due on the earliest of December 31, 2001, the termination of employment or a change in control. At the same time, the Company forgave all interest due on the four loans as of December 31, 1995 ($92,880). In addition, the Company has paid Dr. Lange the following amounts for mortgage assistance: $50,000 in 1997, $40,000 in 1998, $30,000 in 1999, $20,000 in 2000 and $10,000 in 2001. The forgiveness of the accrued interest on the notes to Dr. Lange was accounted for as compensation expense in the period in which the interest was deemed to have been forgiven.

In February 1999, the Compensation Committee approved the forgiveness of one-half (1/2) of the $350,000 remaining balance of the 1992 Note, or $175,000, over a four (4)-year period beginning on February 19, 2000, with $43,750 to be forgiven per year at the end of each 12-month period. The outstanding principal amount was due on the earliest of February 19, 2003, the termination of employment or a change in control. Under the terms of an Amended and Restated Stock Pledge Agreement, the 1993 Note, 1995 Note and 1996 Note were secured by a stock pledge of 13,750 shares of common stock of the Company held by Dr. Lange. In January 2000, the Company approved the forgiveness of the 1993 Note and the 1996 Note, for a total of $50,000. This amount, together with the February 2000 installment of $43,750 forgiveness on the 1992 Note, resulted in an aggregate total of $93,750 in loan forgiveness in the fiscal year ended December 31, 2000. In October 2000, Dr. Lange paid off the remaining $37,500 balance owed on the 1995 Note, and in December 2000, Dr. Lange repaid $175,000 of the 1992 Note, for aggregate total repayments of $212,500 in the fiscal year ended December 31, 2000.

In February 2001, the Company forgave the next installment of $43,750 under the 1992 Note, for a total of $43,750 in loan forgiveness for the fiscal year ended December 31, 2001. In February 2002, the Company forgave the second-to-last installment of $43,750 under the 1992 Note, leaving a remaining balance of $43,750 on the 1992 Note. The forgiveness of the notes to Dr. Lange has been accounted for as compensation expense in the period in which the note is deemed to have been forgiven. The largest aggregate principal amount outstanding on the one (1) remaining note in 2002 was $87,500. In February 2003, the remaining outstanding principal balance of $43,750 was forgiven on the one (1) remaining note, and as a result there are no outstanding loan arrangements between Dr. Lange and the Company.

In November 1998 the Board approved, and in December 1998 the Company made, a loan to Brent K. Blackburn, Ph.D., who has served as Senior Vice President, Drug Development and Pre-Clinical Development since January 2002, as Vice President, Drug Development and Pre-Clinical Research from June 2000 until January 2002, and as Vice President, Developmental Research from October 1997 until June 2000, in the principal amount of $40,000 at an annual interest rate of four and fifty-two one-hundredths (4.52%), pursuant to a promissory note secured by deed of trust on Mr. Blackburn’s residence. The outstanding principal amount and all accrued but unpaid interest are due on the earlier of December 31, 2003 or the termination of employment. The Company annually forgives twenty percent (20%) of the principal. The largest aggregate principal amount outstanding on the note in 2002 was $24,000. As of February 28, 2003, an aggregate principal amount of $8,000 remained outstanding.

In November 1998 the Board approved, and in January 1999 the Company made, a loan to Daniel K. Spiegelman, who has served as the Chief Financial Officer and Senior Vice President since 1999 and as the Chief Financial Officer and Vice President from January 1998 to September 1999, in the principal amount of $50,000 at an annual interest rate of four and sixty-four one-hundredths (4.64%), pursuant to a promissory note secured by deed of trust on Mr. Spiegelman’s residence. The outstanding principal amount and all accrued but unpaid interest are due on the earlier of December 31, 2003 or the termination of employment. The Company annually forgives twenty percent (20%) of the principal. The largest aggregate principal amount outstanding on the note in 2002 was $30,000. As of February 28, 2003, an aggregate principal amount of $10,000 remained outstanding.

In October 1997, the Company guaranteed a $75,000 loan from Imperial Bank to Andrew A. Wolff, M.D., who has served as Senior Vice President, Clinical Research and Development since September 1999, as Vice President, Clinical Research and Development from September 1996 to September 1999, and as Vice President, Clinical Research from September 1994 to September 1996. Dr. Wolff repaid the indebtedness in full in accordance with its terms in October 2002, thereby extinguishing any obligations of the Company under the guarantee.

Executive Severance Benefits Agreements

The Company entered into executive severance agreements approved by the Board with each of Drs. Lange, Blackburn, Lawn and Wolff and Mr. Spiegelman in February 1999, and with Ms. Suvari in August 2000. Subsequently, in November 2002 the Board approved amended executive severance benefits agreements with each of these individuals, and also approved new executive severance benefits agreements with additional non-executive officers and a severance plan covering all full-time employees of the Company.

Under the amended agreement with Dr. Lange, in connection with a change of control of the Company, all of Dr. Lange’s then-outstanding options will become immediately and fully vested and exercisable, subject to the terms of the agreement. In addition, if Dr. Lange’s employment with the Company is terminated without cause or he is constructively terminated within thirteen (13) months following a change of control of the Company, he is entitled to receive the following additional severance benefits subject to the terms of the agreement: a payment equal to twenty four (24) months of Dr. Lange’s base salary at the time of termination; a payment equal to two hundred percent (200%) percent of Dr. Lange’s annual bonus (if any) in the year prior to the change in control; continued health benefits for eighteen (18) months following termination; and in the event that any benefits would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, an additional gross-up payment sufficient to cover all excise taxes (including any interest or penalties) on such benefits as well as all federal, state and local taxes and excise taxes (including any interest or penalties) on the gross-up payment itself.

Under the amended agreements with Drs. Blackburn and Wolff and Mr. Spiegelman, in connection with a change of control of the Company, all of the executive’s then-outstanding options will become immediately and fully vested and exercisable, subject to the terms of the agreement. In addition, if the executive’s employment with the Company is terminated without cause or he is constructively terminated within thirteen (13) months following a change of control of the Company, he is entitled to receive the following additional severance benefits subject to the terms of the agreement: a payment equal to eighteen (18) months of his base salary at the time of termination; a payment equal to one hundred and fifty percent (150%) percent of his annual bonus (if any) in the year prior to the change in control; continued health benefits for eighteen (18) months following termination; and in the event that any benefits would be subject to the excise tax imposed by Section 4999 of the

Internal Revenue Code, as amended, an additional gross-up payment sufficient to cover all excise taxes (including any interest or penalties) on such benefits as well as all federal, state and local taxes and excise taxes (including any interest or penalties) on the gross-up payment itself.

Under the amended agreements with Dr. Lawn and Ms. Suvari, in connection with a change of control of the Company, all of the executive’s then-outstanding options will become immediately and fully vested and exercisable, subject to the terms of the agreement. In addition, if the executive’s employment with the Company is terminated without cause or he or she is constructively terminated within thirteen (13) months following a change of control of the Company, he or she is entitled to receive the following additional severance benefits subject to the terms of the agreement: a payment equal to eighteen (18) months of his base salary at the time of termination; a payment equal to one hundred and fifty percent (150%) percent of his or her annual bonus (if any) in the year prior to the change in control; continued health benefits for eighteen (18) months following termination; and in the event that any benefits would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, the executive will receive the greater, on an after-tax basis (taking account of all federal, state and local taxes and excise taxes), of such benefits or such lesser amount of benefits as would result in no portion of the benefits being subject to the excise tax.

Ernst & Young LLP

Kenneth B. Lee, Jr., who was appointed to the Board and the Audit Committee in January 2002, was a partner at Ernst & Young LLP until December 31, 2001. Ernst & Young LLP has audited the Company’s financial statements since its inception and has been selected by the Board as the Company’s independent auditors for the fiscal year ending December 31, 2003. While at Ernst & Young LLP, Mr. Lee was the partner in charge of auditing the Company’s financial statements prior to 1995. Prior to appointing Mr. Lee to the Board and to the Audit Committee, the Board determined that Mr. Lee’s prior relationship with Ernst & Young LLP would not hinder their respective independence or ability to act in the best interests of the Company and its stockholders, Mr. Lee’s ability to serve on the Board and the Audit Committee, or Ernst & Young LLP’s ability to serve as the Company’s independent accountants.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Alan C. Mendelson Secretary

April 15, 2003

CV THERAPEUTICS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 22, 2003

9:00 a.m.

3172 Porter Drive

Palo Alto, California

CV THERAPEUTICS, INC. 3172 Porter Drive Palo Alto, California	proxy

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2003

The undersigned hereby appoints Louis G. Lange, M.D., Ph.D. and Daniel K. Speigelman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of stock of CV Therapeutics, Inc. (the “Company”), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 3172 Porter Drive, Palo Alto, California on Thursday, May 22, 2003, at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

See reverse for voting instructions.

COMPANY # CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 11:00 a.m. (CST) on May 21, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www. eproxy. com/cvtx/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon (CST) on May 21, 2003.
•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.
•	Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to CV Therapeutics, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors recommends a vote FOR the election of all nominees listed in Proposal 1 and a vote FOR Proposals 2 and 3.

1.  To elect three (3) directors of the Company, each to serve until the 2006 Annual

     Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.

Nominees:        01  Louis G. Lange        02  R. Scott Greer        03  Peter Barton Hutt

	☐ Vote FOR all nominees listed (except as marked)	☐	Vote WITHHELD from all nominees listed
(Instruction: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.  To approve the amendment to the Company’s Employee Stock Purchase Plan to provide for a new formula to determine the amount of the annual increases in the aggregate number of shares of common stock authorized for issuance under such plan for five (5) years, as more fully described in the accompanying Proxy Statement.

	☐ For	☐ Against	☐ Abstain

3.  To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for its fiscal year ending December 31, 2003.

4.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

	☐ For	☐ Against	☐ Abstain

MARK HERE FOR ADDRESS CHANGE ☐ AND NOTE BELOW:	Dated: _________________________, 2003

Signature(s) in Box

Please sign exactly as your name appears hereon. Joint

owners should each sign. Executors, administrators,
trustees, guardians or other fiduciaries should give full
title as such. If signing for a corporation, please sign in
full corporate name by a duly authorized officer.